Exhibit 99.7

July 31, 2003

Mrs. Loralee S. West

Mr. William M. Doran

Ms. Angela Paige West

12 Greenbriar Lane

Paoli, PA  19301

Dear Mrs. West, Mr. Doran and Ms. West:

Reference is made to the Collateral Agreement, dated as of September 16, 2002 and subsequently amended on November 25, 2002, by and among JPMorgan Chase Bank and Loralee S. West, William M. Doran and Angela Paige West, as Trustees under the Agreement of Trust, dated as of December 22, 1980, established by Alfred P. West, Jr., for the benefit of Andrew Palmer West (the “Collateral Agreement”) and the other Collateral Agreements identified on Annex A hereto (collectively, the “Collateral Agreements”).  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Collateral Agreement.

The parties hereto acknowledge their mutual intention that the arrangements contemplated by the Collateral Agreements not result in the Bank falling within the definition of an “Acquiring Person” for purposes of that certain Rights Agreement, dated as of December 10, 1998, between SEI Investments Company and American Stock Transfer & Trust Company.  Accordingly, as a matter of clarification, each of the parties hereto agree that the Collateral Agreement is hereby amended by inserting a new Section 13(g) into the Collateral Agreement:

(g)           Notwithstanding the foregoing or anything else to the contrary in this Agreement, at any time so long as that certain Rights Agreement, dated as of December 10, 1998, between SEI Investments Company and American Stock Transfer & Trust Company (including, without limitation, any extension thereof or any succeeding comparable rights agreement or plan) remains in effect, upon a Default, the Bank shall not be entitled to exercise any rights or remedies otherwise contemplated by this Agreement or by the other Collateral Agreements in respect of shares of SEI Investments Company that constitute “Collateral” under this Agreement or under the other Collateral Agreements to the extent that such exercise would result in the Bank acquiring or having the right to acquire, vote or dispose of shares of SEI Investment Company that constitute more than 19.9% of the shares then outstanding.

This amendment to the Collateral Agreement shall be deemed effective as of September 16, 2002.  Please confirm your agreement to the foregoing by signing the enclosed copy of this letter in the space provided below and returning it to me.

Very truly yours,

JPMorgan Chase Bank

		By:	Amanda S. Elliott
Name:
Title:

Acknowledged and agreed to:

Loralee S. West, William M. Doran and Angela Paige West, as Trustees under the Agreement of Trust, dated as of December 22, 1980, established by Alfred P. West, Jr., for the benefit of Andrew Palmer West

By:	/s/ Loralee S. West
Name: Loralee S. West
Title: Trustee

By:	/s/ William M. Doran
Name: William M. Doran
Title: Trustee

By:	/s/ Angela Paige West
Name: Angela Paige West
Title: Trustee

Annex A

1.	Collateral Agreement, dated as of September 16, 2002 and subsequently amended on November 25, 2002, by and among JPMorgan Chase Bank, Alfred P. West, Jr. and Loralee S. West

2.	Collateral Agreement, dated as of September 16, 2002 and subsequently amended on November 25, 2002, by and among JPMorgan Chase Bank and the West Family Foundation

3.

Collateral Agreement, dated as of September 16, 2002 and subsequently amended on November 25, 2002, by and among JPMorgan Chase Bank, Loralee S. West and William M. Doran, as Trustees under the Agreement of Trust dated December 22, 1980, established by Alfred P. West, Jr., for the benefit of Angela Paige West

4.

Collateral Agreement, dated as of September 16, 2002 and subsequently amended on November 25, 2002, by and among JPMorgan Chase Bank, Loralee S. West and William M. Doran, as Trustees under the Agreement of Trust dated December 22, 1980, established by Alfred P. West, Jr., for the benefit of Andrew Palmer West

5.

Collateral Agreement, dated as of September 16, 2002 and subsequently amended on November 25, 2002, by and among JPMorgan Chase Bank and Angela Paige West as Trustee under the Trust Agreement dated September 1, 1998 (GRAT II) for the benefit of Angela Paige West

6.

Collateral Agreement, dated as of September 16, 2002 and subsequently amended on November 25, 2002, by and among JPMorgan Chase Bank and Andrew Palmer West as Trustee under the Trust Agreement dated September 1, 1998 (GRAT II) for the benefit of Andrew Palmer West